Exhibit 99.1
 UNSECURED TERM NOTE

FOR VALUE RECEIVED, EnerLume Energy Management Corp. (hereinafter, “Obligor”), a Colorado corporation, hereby promises to pay to the order of In re Host America Corp. Securities Litigation the sum of five hundred and fifty thousand dollars ($550,000) (the “Principal Amount”), together with interest thereon from the date hereof until paid at the rate of  seven and one half per cent (7 1/2%) (“Interest”) per  annum.  The entire outstanding principal balance shall be due and payable in full on April 18, 2008 (“Maturity Date”).  The Obligor may prepay the outstanding Principal Amount, in whole or in part, together with any accrued Interest as of the date thereof, at an time prior to the Maturity Date.

Obligor hereby waives presentment for payment, notice of demand, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waives all notices or right of approval of, and irrevocably consents to, any extensions, renewals, waivers, modifications or forbearances which may be allowed to any party obligated under this Note or any other agreements or instruments relating hereto.

This Note shall be governed and construed in accordance with laws of the Commonwealth of Connecticut applicable to contracts made and to be performed in Connecticut.  Obligor irrevocably consents to the exclusive jurisdiction of the state and federal courts of the State of Connecticut in any and  all disputes, actions or proceedings between Payee and Obligor, whether arising hereunder or under any other agreement or undertaking.

The Obligor represents and warrants as of the date hereof that Obligor has all the requisite corporate power and authority to enter into this Unsecured Term Note.  The execution, delivery, and performance of this Unsecured Term Note have been duly and validly authorized by all necessary corporate action on the part of the Obligor, and no other acts or other proceedings on the part of the Obligor are necessary to authorize the execution of this Unsecured Term Note.

IN WITNESS WHEREOF, the Obligor has caused this Unsecured Term Note to be signed in its name effective as of this 29th day of JANUARY, 2008.

ENERLUME ENERGY MANAGEMENT CORP.

David J. Murphy
Name: David Murphy
Title: Chief Executive Officer
WITNESS:
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